CG FUNDS TRUST
FIRST AMENDMENT TO THE
TRANSFER AGENT SERVICING AGREEMENT

THIS FIRST AMENDMENT effective as of the 20th day of January, 2015, to the Transfer Agent Servicing Agreement, dated as of December 5, 2013, (the “Agreement”), is entered into by and between CG Funds Trust f/k/a Capital Guardian Funds Trust, a Delaware statutory trust (the “Trust”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to change the name of the Trust from Capital Guardian Funds Trust to CG Funds Trust and to change the name of the fund from the Capital Guardian Core Balanced Fund to the CG Core Balanced Fund; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Effective as of January 20, 2015, Capital Guardian Funds Trust shall be known as CG Funds Trust.  Accordingly, all references to the Capital Guardian Funds Trust in the Agreement shall be replaced with CG Funds Trust.

Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

CG FUNDS TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Michael R. Linburn	By: /s/ Michael R. McVoy

Name: Michael R. Linburn	Name: Michael R. McVoy

Title: EVP & Secretary	Title: Executive Vice President

Amended Exhibit A to the Transfer Agent Servicing Agreement – CG Funds Trust

Separate Series of CG Funds Trust

Name of Series

CG Core Balanced Fund